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Members of the Board of Directors
AAL Variable Product Series Fund, Inc.
4321 Ballard Rd.
Appleton, Wisconsin 54919



Directors:

I have examined the form of Registration Statement to be filed by the Fund with the Securities and Exchange Commission on Form N-lA in connection with the registration under the Securities Act of 1933, as amended, ("1933 Act") and the Investment Company Act of 1940, of an indefinite number of shares of its common stock in five separate series or portfolios, all of $0.001 par value (the
"Shares"). I am familiar with the proceedings either taken or proposed to be taken in connection with the authorization, issuance and sale of the Shares.

I have also examined the Articles of Incorporation and By-Laws of the Fund, the records of certain meeting and written consents of the Directors of the Fund, and such other documents, records and certificates as I have deemed necessary for the purpose of my opinion. Based upon my examination, and upon my knowledge of anticipated corporate activities, it is my opinion that the Fund has been duly organized, is validly existing and is in good standing under the laws of the State o f Maryland and that the Shares will, when issued and sold in the manner described in the Registration Statement, be legally and validly issued, fully paid, and nonassessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Legal Matters" in the prospectus. In giving this consent I do not hereby admit that I come within the category of persons whose consent is required under section 7 of the 1933 Act or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Respectfully submitted,

/s/ Mark J. Mahoney

Mark J. Mahoney
Attorney at Law

July 18, 1994




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